Exhibit 10.2

AMENDMENT NO. ONE TO THE
WHOLE FOODS MARKET
2007 STOCK INCENTIVE PLAN

Pursuant to the authority of the Board of Directors of Whole Foods Market, Inc., and the provisions of Section 13.1 thereof, the Whole Foods Market 2007 Stock Incentive Plan (the “Plan”) is hereby amended in the following respect only, effective as of the Effective Date set forth in the Plan:

Article VI, Subsection 6.5(f), is hereby amended in its entirety, to read as follows:

“(f)          Discretion of Plan Administrator.  The Plan Administrator shall have the sole discretion, exercisable at any time, to extend the time during which a Stock Option is to remain exercisable following Participant’s Termination Date from the period otherwise in effect for that Stock Option and set forth in the Award Agreement to such greater period of time as the Plan Administrator shall deem appropriate; provided, however, that the period in which the Stock Option is exercisable shall not be extended to a date beyond the later of: (i) the last day of the Award Term and (ii) thirty (30) days following the date on which the exercise of the Stock Option would no longer violate applicable securities laws.  If the Plan Administrator extends the time during which an Incentive Stock Option will remain exercisable, then such extension shall be treated as the grant of a new Option as of the date of the extension.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. One to the Whole Foods Market 2007 Stock Incentive Plan, Whole Foods Market, Inc. has caused these presents to be duly executed in its name and on its behalf this              day of                                   , 2008.

WHOLE FOODS MARKET, INC.

By: